Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement, binding as of the date of the last signature affixed below (the “Agreement”), is entered into by and between INSPIRED GAMING (UK) LIMITED incorporated and registered in England and Wales with company number 03565640 whose registered office is at First Floor, 107 Station Street, Burton on Trent Staffs DA14 1SZ and STEWART F.B. BAKER (“Executive”).

WHEREAS, the Company and the Executive are parties to a certain Employment Agreement dated March 23, 2017 as amended on October 25, 2017 (the “Prior Agreement”); and

WHEREAS, the Company and the Executive have determined, subject to the terms and conditions set forth herein, to terminate the Prior Agreement (without the need for notice or any payment in lieu of notice) and to enter into this Agreement, and desire to set forth the terms and conditions pursuant to which the Executive will be employed by the Company; and

WHEREAS, the Company is the main UK operating subsidiary of a U.S. publicly listed company, Inspired Entertainment, Inc (“Parent Company”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Executive, intending to be legally bound, hereby agree as follows, effective July 1, 2021 (such date, the “Commencement Date”):

1.	EMPLOYMENT. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, on and subject to the terms and conditions set forth in this Agreement.

2.	COMMENCEMENT AND TERM. The Executive’s employment under this Agreement will commence on the Commencement Date and shall continue, subject to the remaining terms of this Agreement, until terminated by either party giving the other not less than 12 (twelve) months’ written notice), such notice, if served by the Company not to expire prior to December 31, 2024, except in the event of termination for cause as set forth below. The Executive’s date of commencement of continuous employment began on 22 September 2014. Upon the commencement of this Agreement, the Prior Agreement will no longer be in force and effect. No probationary period is applicable.

3.	OBLIGATIONS DURING EMPLOYMENT.

a.	During their employment, the Executive shall:

i.	serve the Company to the best of their ability in the capacity of Executive Vice President and Chief Financial Officer;

ii.	be responsible for overseeing the company’s reporting and filing obligations with, among others, the United States Securities and Exchange Commission, and for directing the company’s overall financial policies, including accounting, budget, credit, insurance, tax, and treasury;

iii.	faithfully and diligently perform such additional duties and exercise such powers as the Board of Directors of the Parent Company (“Board”) may from time to time properly assign to or confer upon the Executive insofar as such duties and powers are consistent with their position;

iv.	if and so long as the Board so directs, perform and exercise such duties and powers on behalf of the Parent and any subsidiary (as defined in section 1159 of the Companies Act 2006) (“Subsidiary”) and act as a director or other officer of any Subsidiary of the Parent Company or the Company; provided, that this Agreement shall not be assigned to any other Subsidiary at any time;

v.	resign any appointment as a director or officer if requested by the Board of the Parent Company at any time without any claim for damages or compensation;

vi.	do all as is reasonably in their power to protect, promote, develop and extend the business interests and reputation of the Company, all at the expense of the Company (subject to compliance with Section 13);

vii.	at all times and in all material respects (A) conform to and comply with (1) any lawful direction of the Executive Chairman, Chief Executive Officer, if any, and the Board serving a reasonable business purpose and not inconsistent with this Agreement, (2) the provisions of the Company’s and the Parent Company’s Certificate of Incorporation (as amended from time to time), and (3) the requirements of any relevant regulatory body or securities exchange governing the activities of the Parent Company, Company or any Subsidiary (4) all legal duties imposed on the Executive including those contained in the Companies Act 2006 and any professional conduct rules applicable to the Executive, and (B) conform to and so far as he is able to comply with the conditions to and terms of any license (the terms of which he is first made aware of by the Company) granted to the Company or any Subsidiary; and

viii.	prior to assuming any position as director, manager, general partner, officer or similar position with of any other business entity (“Other Entity”), provide the Board with written notice specifying the nature of the expected engagement, the business activities in which the Other Entity is engaged; and the amount of time per month the Executive anticipates will be devoted to the activities of the Other Entity. The Executive shall not take on any such engagement with the Other Entity unless (i) they have confirmed to the Board in writing that the Other Entity has waived any obligation of Executive to disclose to it any Corporate Opportunities that may conflict with the Executive’s obligations pursuant to Sections 3 or 4 hereof, and (ii) the Board shall have approved such engagement. In addition, in connection with any engagement of Executive by any Other Entity, either currently in existence or which may be authorized by the Board in the future, Executive shall provide to the Board (in writing if so requested) all information, explanations and assistance regarding the outside activities of Executive as the Board may lawfully require for any reasonable business purpose in connection with the business and affairs of the Company.

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b.	Following notice to terminate this Agreement being given by the Company or the Executive, the Company may, at any time during the continuance of the Executive’s employment after such notice is given, require the Executive not to attend work and/or not to undertake any or all of their duties and may assign other duties to the Executive. During any such period where the Executive is required not to attend work and/or not to undertake any or all of their duties pursuant to Section 3(a), the Company:

i.	shall not be obligated to provide the Executive with any work;

ii.	may require the Executive to resign as a director or other officer of the Company and of any Subsidiary; and

iii.	shall continue to pay to the Executive’s Salary and provide any other benefits to which he is contractually entitled, and the Executive shall remain bound by the terms and conditions of this Agreement (the Executive’s attention is particularly drawn to Section 13 below).

c.	If the Company exercises its rights under Section 3(b) the Executive shall during any such period of notice:

i.	not contact or deal with (or attempt to contact or deal with) any customer, client, supplier, agent, distributor, shareholder, employee, officer or other business contact of the Company or the Parent Company or any Subsidiary without the prior written consent of the Board of the Parent Company;

ii.	not commence any other employment or engagement (including taking up any directorships or consultancy services); and

iii.	provide such assistance as the Company or Parent Company may require to effect an orderly handover of the Executive’s responsibilities to any individual or individuals appointed by the Company or Parent Company to take over the Executive’s role or responsibilities.

d.	Though the Parties acknowledge that Executive is not required to complete any mandatory training paid for by the Company, Executive will undertake such training as required to maintain any professional licenses associated with Executive’s position and will take such training as provided by the Company in furtherance of compliance with the Company’s Code of Ethics, insider trading policy, anti-corruption policy, whistleblower policy, and human resources policies.

4.	FURTHER OBLIGATIONS OF THE EXECUTIVE. During their employment pursuant hereto, Executive:

a.	shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive, or of which Executive becomes aware, which relate to the areas of business engaged in by the Company or its Subsidiaries at any time during the Executive’s employment (“Corporate Opportunities”). During the Executive’s employment, unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf or on behalf of another person or entity in or with respect to which Executive has any economic interest, or present such Corporate Opportunities to any business entity other than the Company, including, without limitation, any business entity which Executive serves as an officer or director.

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b.	shall not directly or indirectly procure, accept or obtain for their own benefit (or for the benefit of any other person) any payment, rebate, discount, commission, voucher, gift, entertainment or other benefit (“Gratuities”) from any third party in respect of any business transacted or proposed to be transacted (whether or not by them) by or on behalf of the Company or any Subsidiary in violation of Company policies applicable to Gratuities;

c.	shall observe the terms of any policy issued by the Company in relation to such Gratuities and any other bribery or corruption related laws which are relevant to the jurisdictions in which the Company or any Subsidiary does business;

d.	shall immediately disclose and account to the Company for any such Gratuities received by the Executive (or by any other person on their behalf or at their instruction); and

e.	shall promptly disclose to the Board full details of any investment (of whatever sort) he makes in any business or company within the Company’s or any of its Subsidiaries’ areas of industry or sectors.

5.	REMUNERATION.

a.	The Company shall pay to the Executive during their employment an annual salary (“Salary”) of three hundred and eighty thousand U.S. dollars (US$380,000) per year subject to deductions for tax and National Insurance contributions beginning January 1, 2022 with Executive’s salary continuing at the rate set by Prior Agreement through the remainder of 2021.

i.	The Executive’s salary shall be paid in the U.K. and in GBP (£), and shall be converted to GBP based on the 30-day FX average for the 30 days preceding January 1 in each year (“Converted Salary”).

ii.	On December 31 in each year, the FX average for the year shall be used to reconcile the Converted Salary as against the annualized conversion of the Salary. If the Converted Salary actually paid was in excess of the Salary (in USD) on an annualized FX basis then any Bonus payment due to the Executive shall be reduced according to the difference (whenever the next Bonus is payable). If the Converted Salary actually paid was less than the Salary (in USD) on an annualized FX basis then the Executive shall be paid the difference in the following month.

iii.	The Salary shall be payable in twelve (12) equal monthly installments per annum in arrears and shall be subject to review by the Compensation Committee annually but without any commitment to increase the Salary. For the avoidance of doubt, the Executive’s Salary (as may be increased from time to time) shall not be decreased during their employment pursuant to their Agreement.

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b.	The Executive will, during their employment, have the opportunity to earn an annual bonus of up to not less than one hundred percent (100%) of Executive’s annual Salary (such amount, the “Target Bonus”) and a maximum annual bonus of up to two (2) times the Target Bonus (the “Maximum Annual Bonus”), the amount of such Target Bonus and the terms thereof to be established annually by the Compensation Committee. The annual bonus shall be consistent with the Company’s short term incentive plan (such plan or any other short term cash bonus plan the Company may adopt with respect to its senior executives, the “STIP”) and the award criteria applicable to other senior executives of the Company. Annual performance goals will be established by the Compensation Committee (following consultation with the Executive), and such goals, once final, will be communicated to the Executive as promptly as practicable after the start of the applicable year. Any annual bonus that becomes payable hereunder shall be paid to Executive as determined by the Compensation Committee. For the avoidance of doubt, in light of the postponement of the effective date of Executive’s increase in Base Salary to January 1, 2022, the Executive’s STIP for 2021 will be calculated on a pro-rated basis as though the new Base Salary were in effect as of July 1, 2021.

c.	Any bonus payment will not be pensionable.

d.	The Executive will, during their employment, be eligible to receive incentive and equity (or equity-based) compensation and any other benefits to be determined annually by the Compensation Committee. The Executive shall also eligible to participate in any long-term incentive plan (“LTIP”) available to senior executives of the Company.

e.	In light of the delayed effective date for Executive’s increase in Base Salary, Executive will continue to receive a car allowance paid in GBP in the amount of $19,332 through December 31, 2021 at which time the car allowance will cease.

6.	SPECIAL SIGN-ON EQUITY GRANT.

a.	On the day after this Agreement becomes binding and in addition to the compensation of the Executive referred to elsewhere in this Agreement, the Company shall procure that the Parent Company award the Executive seventy-five thousand (75,000) RSUs (the “Special Sign-on Equity Grant”), on the following terms:

i.	Time Based RSUs

1.	75,000 RSUs will vest subject to the Service Requirement (defined below) on December 31, 2024.

2.	As used herein, the “Service Requirement” shall mean that the Executive remains employed by the Company pursuant to this Agreement on the vesting date.

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3.	Vesting in the case of death or a Change in Control shall be treated in accordance with subsection (b) of this Section 6.

b.	Conditions Relating to Death and Change in Control with Respect to the Special Sign-on Grant. Except as set forth in subsections (i) and (ii) hereof, should the employment of the Executive terminate for any reason on or before December 31, 2024, any Special Sign-on Equity Grant RSUs that have not vested prior to such date shall be forfeited.

i.	In the event of the death of the Executive prior to December 31, 2024, the estate of the Executive shall receive a percentage of the Special Sign-on Equity Grant, pro-rated based on the number of days they served under this agreement until their death divided by 1277.

ii.	In the event of a Change in Control Event, the Executive shall receive any unvested portion of the Special Sign-on Equity Grant.

7.	WAGE DEDUCTIONS AND WITHHOLDINGS. The Executive hereby authorizes the Company to deduct from Executive’s salary or any other sums due to the Executive from the Company, any sums due from the Executive to the Company, including without limitation any overpayment of salary. Without limiting the generality of the foregoing, the Company or any Subsidiary may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement any such income or other taxes or contributions as may be required to be withheld pursuant to any applicable law or regulation.

8.	OTHER BENEFITS.

a.	Private Medical Insurance. The Company will provide health care benefits in line with those offered to senior executives based in the UK.

b.	Pensions. The Executive is enrolled into the Inspired Gaming Group Flexible Retirement pension scheme of the Company (or such other, if any, registered pension scheme as they may be invited to participate in as may be established by the Company (Scheme(s)) subject to the rules of the Scheme(s) and the tax reliefs and exemptions available from HM Revenue & Customs, in both cases subject to the Company’s right to vary or discontinue any scheme in place from time to time). Contributions will be in line with senior managers based in the UK at no less than the percentage contributed at the Commencement Date and will be made via salary exchange.

c.	The Executive will not be entitled to receive a car allowance beginning January 1, 2022.

d.	The Company will provide the Executive with life insurance based on the Company’s Group life insurance policy, the cover being four times Salary, subject always to this level of cover being permitted by the life insurance policy provider.

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e.	On termination of employment howsoever arising the Executive shall not have any claim for breach of contract in respect of the loss of any rights or benefits under any share option, bonus, long term incentive plan or other profit sharing scheme operated by the Company or by the Parent Company in which the Executive may participate which would otherwise have accrued during the period of notice to which the Executive is entitled under this Agreement.

9.	EXPENSES.

a.	The Company shall, during the Executive’s employment, reimburse the Executive in respect of all reasonable travelling accommodation, entertainment and other similar out-of-pocket expenses exclusively and reasonably incurred by them in or about the performance of their duties.

b.	Except where specified to the contrary, all expenses shall be reimbursed in accordance with the Company’s expense reimbursement policies applicable to other senior executives, subject to the Executive providing appropriate evidence (including receipts, invoices, tickets and/or vouchers as may be appropriate) of the expenditure in respect of which he claims reimbursement.

c.	During the Executive’s employment hereunder, the Company will reimburse the Executive, or such other entity as the Executive may direct, for the annual fee of one credit card provided by the Company providing that such credit card is only used for expenses which the Executive incurs in the performance of the duties under this Agreement .

10.	PLACE OF WORK AND WORKING HOURS.

a.	The Executive’s normal place of work is the Company’s offices at Burton on Trent or such other place on a temporary or permanent basis as the Company may reasonably require. The Executive agrees to travel on any business of the Company (both within the United Kingdom or abroad) as may be required for the proper performance of their duties but unless otherwise agreed will not be required to work outside the United Kingdom for a continuous period exceeding of one month.

b.	The Executive’s normal working hours are 37.50 hours Monday to Friday but the hours of work may vary. The Executive must work such additional hours and travel within and outside the United Kingdom as may reasonably be required for the proper performance of their duties.

c.	The Executive agrees to opt-out of the average maximum weekly working time of 48 hours in regulation 4(1) of Working Time Regulations 1998. The Executive may at any time terminate this opt out by giving the Company three months’ notice in writing.

11.	HOLIDAYS.

a.	The Executive shall be entitled to 25 days’ paid holiday in each holiday year plus statutory bank holidays. The holiday year of the Company runs between 1st January and 31st December. If the employment commences or terminates part way through a holiday year, the Executive’s entitlement during that holiday year shall be calculated on a pro-rata basis.

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b.	Holiday shall be taken at such time or times as shall be approved in advance by the Executive’s manager. The Executive shall not without the consent of their manager carry forward any accrued but untaken holiday entitlement to a subsequent holiday year.

c.	The Executive shall have no entitlement to payment in lieu of accrued but untaken holiday except on termination. The amount of such payment in lieu shall be 1/260th of the Executive’s (full-time equivalent) salary for each untaken day of the entitlement for the holiday year in which termination takes place. No days may be carried forward from the preceding holiday year for this purpose.

d.	If on termination the Executive has taken in excess of their accrued holiday entitlement, the Company shall be entitled to recover from the Executive by way of deduction from any payments due to the Executive, or otherwise, one day’s pay calculated at 1/260th of the (full-time equivalent) salary for each excess day.

e.	If either party has served notice to terminate the Company may require the Executive to take any accrued but unused holiday entitlement during the notice period or if applicable any such holiday shall be deemed to be taken.

12.	OTHER PAID LEAVE.

a.	The Executive may also be eligible for other paid leave in accordance with the Company’s policies and procedures as amended from time to time. This paid leave includes maternity leave, adoption leave, paternity leave and shared parental leave.

13.	INCAPACITY.

a.	Subject to the Executive complying with the Company’s procedures relating to the notification and certification of periods of absence from work and the Company’s right to terminate the Executive’s employment the Executive shall continue to be paid their salary (inclusive of any statutory sick pay or social security benefits to which he may be entitled) during any period of absence from work due to sickness, injury or other incapacity up to a maximum of 26 weeks in aggregate in any period of 52 consecutive weeks.

b.	If any incapacity of the Executive shall be caused by an alleged action or wrong of a third party and the Executive shall decide to claim damages in respect thereof and shall recover damages for loss of earnings over the period for which Salary has been or will be paid to the Executive by the Company pursuant to this Agreement, they shall account to the Company for any such damages for loss of earnings recovered (in an amount not exceeding the actual salary paid or payable to them by the Company pursuant to this Agreement in respect of the said period) less any costs borne by the Executive in achieving such recovery. The Executive shall keep the Company advised of the commencement, progress and outcome of any such claim. If required by the Company (and on receipt of an indemnity from the Company for all the costs thereby incurred) the Executive shall use reasonable endeavors to recover such damages.

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14.	INTELLECTUAL PROPERTY.

a.	The Executive shall give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by the Executive at any time during the course of their employment which relate to, or are capable of being used in, the business of any Group Company. The Executive acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, the Executive holds them on trust for the Company. The Executive agrees promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause.

b.	The Executive hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which the Executive have or will have in any existing or future works referred to in this clause.

c.	The Executive hereby irrevocably appoints the Company to be their attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Company or its nominee the benefit of this clause. The Executive acknowledge in favour of a third party that a certificate in writing signed by the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

d.	“Intellectual Property Rights” means patents, rights to inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

15.	CONFIDENTIAL INFORMATION. Without prejudice to the Executive’s common law duties, the Executive shall not (except in the proper course of their duties, as authorised or required by law) either during their employment or at any time after termination (howsoever arising):

a.	use any Confidential Information; or

i.	make or use any copies; or

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ii.	disclose any Confidential Information to any person, company or other organisation whatsoever.

b.	The restriction does not apply to any Confidential Information which:

i.	is or becomes in the public domain other than through unauthorised disclosure by the Executive; or

ii.	the Executive is authorised to use or disclose by the Board of the Parent Company; or

iii.	the Executive is required to disclose by HM Revenue & Customs; or

iv.	the Executive is required to disclose by law or is appropriate to disclose to a regulatory body; or

v.	is appropriate to disclose to the police in circumstances in which a criminal offence has been, or is alleged to have been, committed; or

vi.	the Executive is entitled to disclose under section 43A to 43L of the Employment Rights Act 1996 (whistleblowing provisions) provided that the disclosure is made in an appropriate way to an appropriate person having regard to the provisions of the Employment Rights Act 1996;

provided that, in the case of any disclosure under sections 15(b)(iii) – (vi) the Executive shall (to the extent permitted by the applicable laws) notify the Company in advance of the disclosure.

c.	The Executive shall be responsible for protecting the confidentiality of the Confidential Information and shall:

i.	use their best endeavours to prevent the use or communication of any Confidential Information by any person, company or organisation (except in the proper course of their duties, as required by law or as authorised by the Company; and

ii.	inform the Company immediately upon becoming aware, or suspecting, that any such person, company or organisation knows or has used any Confidential Information.

d.	All Confidential Information and copies shall be the property of the Company and shall be handed over to a nominated person by the Executive on termination, or at the request of the Company, at any time during the Executive’s employment.

e.	Confidential Information is defined as information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company, the Parent Company and any Subsidiaries of the Company or of any such holding company (“Group Company”) for the time being confidential to the Company or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or of any Group Company or any of their suppliers, clients, customers, agents, distributors, shareholders or management such as price lists, rental lists, terms of business, customer details and locations that the Executive create, develop, receive or obtain in connection with the employment, whether or not such information (if in anything other than oral form) is marked confidential.

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16.	TERMINATION OF EMPLOYMENT.

a.	Summary dismissal.

i.	The employment of the Executive may be terminated by the Company without notice or payment in lieu of notice with immediate effect if at any time:

1.	in the reasonably opinion of the Board of the Parent Company the Executive commits any material breach of the terms contained in this Agreement or of any Company Policies (after receiving prior written warning of the nature of such breach and having been given not less than thirty (30) days to cure such breach); or

2.	the Board of the Parent Company reasonably believes that the Executive is guilty of any willful negligence or gross or serious misconduct in connection with or affecting the business or affairs of the Company or any Subsidiary for which they are required to perform duties; or

3.	the Executive is convicted of, or pleads guilty to, any criminal offence (other than a traffic-related offense not involving a custodial sentence); or

4.	the Executive commits or has committed any material breach of this Agreement or the Parent Company’s Code of Ethics that has a material adverse effect on the Company; or

5.	the Board of the Parent Company reasonably believes the Executive is guilty of any bribery, corruption, fraud, dishonesty or conduct tending to bring the Executive, the Company or the Parent Company or any Subsidiary into disrepute; or

6.	the Board reasonably believes that the Executive has committed a breach of any legislation on force which may affect or relate to the business of the Company; or

7.	the Executive becomes prohibited by law from being or acting as a statutory director.

ii.	No act or omission to act by Executive shall be “willful” if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of the Company.

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iii.	Upon a termination of the Executive’s employment pursuant to this Section 15(a), neither the Parent, the Company nor any of the Subsidiaries, shall be under any further obligation to the Executive, except the Company’s obligation to pay (A) all accrued but unpaid salary to the date of termination (to be paid within 30 days following such termination, less all applicable deductions), (B) any earned and vested benefits and payments pursuant to the terms of any benefit or incentive plan or arrangement or award for the benefit of the Executive (including without limitation the benefits required by Section 8 above), (C) all unreimbursed business expenses incurred and properly submitted in accordance with applicable Company policies; and (D) other benefits contractually due to the Executive including but not limited to accrued but untaken holiday (or an amount equal to the cash value thereof), which payments and benefits described in subsections (A) through (D) are referred to herein as the “Accrued Benefits”).

b.	Payment in lieu of notice.

i.	The Company may at any time (including without limitation after notice of termination has been given by either party) at its absolute discretion elect to terminate the employment of the Executive by giving the Executive written notice that it is exercising its right under this section (the date of such notice being the “PILON Termination Date”) and that it will make within 45 days the first instalment of a payment in lieu of notice (“Payment in Lieu”). The Payment in Lieu may be paid in equal monthly instalments until the date on which the notice period would have expired if notice had been given. The Executive will be obliged to seek alternative income during this period and to notify the Company of any income received. Any income received will result in a reduction in the monthly instalment payments by the corresponding amount (which amount will not be negative).

ii.	A Payment in Lieu will be equal to the basic Salary for the unexpired period of notice (subject to deductions required by law). For the avoidance of doubt the Payment in Lieu shall not include any element in relation to:

i.	any bonus or commission payments, or payments, rights or benefits under any equity, share option or short or long term incentive plan or salary sacrifice scheme that might otherwise have been due had the Executive worked for the Company during the notice period for which the Payment in Lieu is made, provided, however, that in the event that Payment in Lieu is made by virtue of notice between the end of the calendar year and payment date for the STIP for the previous year, Executive will receive the STIP for the previous year when such bonuses are paid;

ii.	any payment in respect of benefits which the Executive would have been entitled to receive had the Executive worked for the Company during the notice period for which the Payment in Lieu is made; and

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iii.	any payment in respect of any holiday entitlement that would have accrued had the Executive worked for the Company during the notice period for which the Payment in Lieu is made.

iii.	There shall be no right to receive a Payment in Lieu unless the Company has exercised its discretion in section 16(b).

iv.	If the termination pursuant to this Section 15 (unless under section 15(a)) constitutes a Change in Control Termination Event, the Executive shall receive Salary and Target Bonus from the PILON Termination Date through notice period, payable in accordance with the Company’s then current payroll practice.

v.	Any equity or equity-based award which has not been fully vested as of the PILON Termination Date (including any award under the LTIP), shall not be forfeited but shall remain outstanding subject to potential future vesting subject to the time, performance or other conditions to vesting specified in such award (unless employment is terminated under section 15(a)).

c.	Termination by the Executive for Good Reason.

i.	The Executive may terminate his employment at any time for Good Reason by giving written notice to the Company of his good faith belief that an event constituting Good Reason has occurred (without the Executive’s consent), and setting forth the basis for such belief, within 90 days of such notice (the termination date, the “Good Reason Termination Date”); provided, however, that no termination for Good Reason shall occur if, prior to the Good Reason Termination Date, the Company has cured the condition giving rise to the Good Reason. Nothing herein shall be deemed to prevent the Company from contesting Good Reason pursuant to this Section 14(c) hereof or otherwise. Upon the Company providing written notice to the Executive of its contesting Good Reason, the Good Reason Termination Date shall be deferred until the dispute is resolved pursuant hereto. It shall be a condition to the Executive receiving the benefits described in clause (iii) below that the Executive shall, not less than seven (7) days prior to the Good Reason Termination Date, execute a release of the Company, in form and substance reasonably satisfactory to the Board, which release shall remain in full force and effect at the Good Reason Termination Date.

ii.	“Good Reason” shall mean any of the following: (A) a material reduction in Executive’s titles, duties or authorities (including reporting responsibilities); (B) a material reduction in the Executive’s salary; (C) any significant relocation of the Executive’s principal office; or (D) a material breach of this Agreement by the Company.

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iii.	Upon a termination of the Executive’s employment by the Executive for Good Reason pursuant to this Section 14(c), the Executive shall receive from the Company:

1.	the Accrued Benefits;

2.	Salary from the Good Reason Termination Date through the eighteen (18) months following the Good Reason Termination Date, payable in accordance with the Company’s then current payroll practice; and

3.	Target Bonus for the period set forth in (2) above (based on the year in which the termination occurs) for the period set forth in (2) above).

iv.	Notwithstanding subclauses (iii)((1) and (2) above, if the termination pursuant to this Section 14(c) constitutes a Change in Control Termination Event, the Executive shall receive Salary and Target Bonus from the Good Reason Termination Date through the earlier of (A) thirty (30) months following the Discretionary Notice Termination Date or (B) the Contract Termination Date, payable in accordance with the Company’s then current payroll practice.

v.	Any equity or equity-based award which has not been fully vested as of the Good Reason Termination Date (including any award under the LTIP), shall not be forfeited but shall remain outstanding subject to potential future vesting subject to the time, performance or other conditions to vesting specified in such award, and subject to any applicable clawback provisions.

d.	Death of the Executive. In the event of the death of the Executive during the term hereof, the estate of the Executive shall receive the compensation provided for herein; provided that the estate shall comply with the provisions of clause (e) below to the extent requested by the Company.

e.	Upon the termination of their employment (for whatever reason and howsoever arising), the Executive:

i.	shall not take away, conceal or destroy but shall immediately deliver up to the Company all documents (which expression shall include but without limitation notes, memoranda, correspondence, drawings, sketches, plans, designs and any other material upon which data or information is recorded or stored) produced during the course of his employment with the Company relating to the business or affairs of the Company or any Subsidiary or any of their clients, customers, shareholders, employees, officers, suppliers, distributors and agents together with any other property belonging to the Company or any Subsidiary which may then be in his possession or under his control;

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ii.	shall at the request of the Board immediately resign without claim for compensation from any office held by the Executive in the Company or any Subsidiary (but without prejudice to any claim he may have for damages for breach of this Agreement or otherwise) and in the event of his failure to do so the Company is hereby irrevocably authorized to appoint some person in his name and on his behalf to sign and deliver such resignations; and

iii.	shall immediately repay all outstanding debts or loans due to the Company or any Subsidiary and the Company is hereby authorized to deduct from any amount owed to the Executive a sum in repayment of all or any part of any such debts or loans.

iv.	If the Executive is involved in any pending or potential litigation, investigation or regulatory or administrative proceeding (each a “Proceeding”) to which the documents the Executive previously delivered to the Company, the Company shall provide the Executive with access to such documents to the extent they are potentially related to the Proceeding.

17.	POST TERMINATION RESTRICTIONS.

a.	In order to protect the Confidential Information, trade secrets and business connections of the Company and each Group Company to which the Executive have access as a result of their Employment, the Executive covenants with the Company (for itself and as trustee and agent for each Group Company) that the Executive shall not:

i.	for 12 month(s) after termination of employment with the Company, however caused, solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business; or

ii.	for 12 month(s) after termination in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Company any Restricted Person; or

iii.	for 12 month(s) after termination, be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business; or

iv.	for 12 month(s) after termination, be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or

v.	at any time after termination, represent yourself as connected with the Company or any Group Company in any Capacity; or

vi.	for 12 months after termination have any dealings with any supplier, partner; or other business doing business with the Company or any Group Company such that these dealings do or could cause such other entity to materially adversely affect the terms of business which they have with the Company or any other Group Company.

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b.	None of the post-termination restrictions in this Section shall prevent the Executive from:

i.	holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange; or

ii.	being engaged or concerned in any business concern insofar as your duties or work shall relate solely to geographical areas where (i) the Executive have had no dealings, (ii) the Executive have had no responsibility, or (iii) about which the Executive have had no Confidential Information in the 12 months before Termination or the business concern is not in competition with any Restricted Business; or

iii.	being engaged or concerned in any business concern, provided that your duties or work shall relate solely to services or activities of a kind with which the Executive were not concerned to a material extent and did not have Confidential Information regarding in the 12 months before Termination.

c.	If the Executive receives an offer to be involved in a business concern in any capacity during Employment, or before the expiry of the last of the covenants in this Section, the Executive shall give the person making the offer a copy of this Section and shall tell the Company the identity of that person as soon as possible after accepting the offer.

d.	The Company and the Executive entered into the restrictions in this clause having had the opportunity to be separately legally advised.

e.	In the event that the Company exercises its rights under section 3(b) of this agreement then any period of notice under that section shall be set off against and therefore reduce the periods for which the restrictions in section 17(a) apply.

18.	ARBITRATION

a.	To the maximum extent allowed by law, any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding its breach, existence, validity or termination or the legal relationships established by this contract or any non-contractual claims (whether in tort or otherwise), may be referred to and finally determined by arbitration.

b.	It is agreed that:

i.	the tribunal shall consist of one arbitrator to be appointed by the parties or, failing agreement by the parties within 20 days of service of written notice by either party to the other party requesting agreement to the appointment of an arbitrator, the appointing authority shall be the London Court of International Arbitration (LCIA)] OR the tribunal shall comprise three arbitrators. Each party shall appoint an arbitrator, and the two arbitrators so appointed shall appoint a third arbitrator who shall act as chair of the tribunal. If either party fails to appoint an arbitrator within 20 days of receiving notice of the appointment of an arbitrator by the other party, such arbitrator shall, at the request of the other party be appointed by the London Court of International Arbitration (LCIA). If the two arbitrators appointed in accordance with the above provisions fail to agree upon a third arbitrator within 10 days of the appointment of the second arbitrator, the third arbitrator shall, at the request of either party, be appointed by the LCIA.

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c.	the seat of the arbitration shall be London and the law governing this arbitration agreement shall be English law.

19.	DATA PROTECTION.

a.	the Executive confirms that they have read and understand the data protection policy and Employee Privacy Notice of the Company, a copy of which is available from HR. The Company is entitled to make changes to its data protection policy and Employee Privacy Notice, but will notify employees in writing of any such changes.

b.	the Executive shall comply with the data protection policy when processing personal data in the course of employment including personal data relating to any employee, customer, client, supplier or agent of any Group Company.

20.	COMPANY RULES AND PROCEDURES.

a.	There are no collective agreements in force which affect the terms and conditions of the Executive’s employment.

b.	The Executive is required at all times to comply with the rules, policies and procedures set out in the Company Code of Ethics, Staff Handbook, and any other policies or procedures of the Company as amended from time to time.

c.	The disciplinary procedure is contained in the Staff Handbook. For the avoidance of doubt, this procedure is not contractual.

d.	The Executive must refer any grievance they may have about their employment, or an appeal in connection with any disciplinary decision relating to the Executive, to the Executive Chairman of the Board in writing in the first instance.

e.	The Board has the right to suspend the Executive from their duties on such terms and conditions as the Board determines for the purpose of carrying out an investigation into any allegation of misconduct or negligence or an allegation of bullying, harassment or discrimination against the Executive, and pending any disciplinary hearing. During any period of suspension, the Company will continue to pay the Executive such Salary and provide all such other contractual benefits as the Executive would have been entitled to if not suspended.

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21.	NOTICE.

a.	All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

(a)	If to the Company:

Inspired Gaming (UK) Limited

First Floor

107 Station Street

Burton on Trent

Staffs DA14 1SE

Attention: General Counsel

(b)	If to the Executive:

Stewart F.B.Baker

First Floor

107 Station Street

Burton on Trent

Staffs DA14 1SE

or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three (3) days after it is deposited in the mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of delivery) or at such time as delivery is refused by the addressee upon presentation.

22.	MISCELLANEOUS.

a.	The Executive hereby confirms that by virtue of entering into this Agreement they will not be in breach of any express or implied terms of any Court Order, contract or of any other obligation legally binding upon them.

b.	Any benefits provided by the Company to the Executive or their family which are not expressly referred to in this Agreement shall be regarded as ex-gratia benefits provided at the entire discretion of the Company and shall not form part of the Executive’s contract of employment.

c.	References in this Agreement to Sections are to sections in this Agreement.

d.	References in this Agreement to statutes or regulations shall include any statute or regulation modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted or extended by the same. Headings are for ease of reference only and shall not be taken into account in the construction of this Agreement. Words importing the singular number shall include the plural and vice versa and words importing the masculine shall include the feminine and neuter and vice versa.

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e.	This Agreement contains the entire understanding between the parties and supersedes all (if any) subsisting agreements, arrangements and understandings (written or oral) relating to the employment of the Executive which such agreements, arrangements and understandings shall be deemed to have been terminated by mutual consent. The Executive acknowledges that they have not entered into this Agreement in reliance on any warranty, representation or undertaking which is not contained in or specifically incorporated in this Agreement. This Agreement may not be amended or terminated orally, but only by a writing executed by the parties hereto.

f.	The various sections and sub-sections of this Agreement are severable and if any Section or Sub-Section or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining sections or sub-sections or identifiable parts thereof in this Agreement. The Company and Executive agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

23.	DEFINITIONS AND INTERPRETATION.

a.	In this Agreement unless the context otherwise requires the following expressions have the following meanings:

i.	“Change in Control” shall be deemed to have occurred if:

1.	any “person”, as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (C) any corporation owned, directly or indirectly, by the stockholders of the Company (in substantially the same proportion as their ownership of shares), (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Parent representing 50% or more of the combined voting power of the Parent Company’s then outstanding voting securities;

2.	there is consummated a merger or consolidation of the Parent Company with any other entity, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Parent Company (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in clause (A) above), directly or indirectly, of securities of the Parent Company representing 50% or more of the combined voting power of the Parent Company’s then outstanding securities; or

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3.	there is consummated a transaction or series of related transactions which results in the sale or transfer of all or a majority of the assets of the Parent Company and its subsidiaries taken as a whole (determined based on value).

ii.	“Change in Control Termination Event” means the Executive’s employment or other services are terminated by the Company or the Parent Company (unless under Section 15(a))or by the Executive for Good Reason pursuant to Section 15(c) hereof, in either case within the twelve (12) month period immediately following a Change in Control.

iii.	“Compensation Committee” means the compensation committee of the Board of the Parent Company;

iv.	“Control” means, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of shares or securities, partnership interests or other ownership interests, by contract, by membership or involvement in the board of directors, management committee or other management structure of such person, or otherwise and “Controlled” shall be construed accordingly;

v.	“Restricted Business” means the business of gambling and lottery services, server-based gaming, virtual sports betting, electronic table gaming, licensing of gaming software, sale, rental and lease of gaming machines and equipment, provision of betting and lottery content, video lottery terminals, ticket dispensing apparatus and distribution of betting and lottery content online or via mobile, remote and field support and development related to the provision of the aforementioned and anything ancillary which is materially similar to such goods and services and any other business of the Company from time to time or those parts of the business of the Company and any Group Company with which the Executive was involved to a material extent in the six months before termination.

vi.	“Restricted Customer” means any firm, company or person who, during the six month(s) before Termination, was a customer or prospective customer of or was in the habit of dealing with the Company or any Group Company with whom the Executive had contact or management responsibility for or about whom the Executive became aware or informed in the course of your employment or regarding whom the Executive had access to confidential information.

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vii.	“Restricted Person” means anyone employed or engaged by the Company or any Group Company at a management level or in a sales, business development, finance, IT operations or development role who could materially damage the interests of the Company or any Group Company if they left their employment or were involved in any Capacity in any business concern which competes with any Restricted Business and with whom the Executive dealt or had personal contact within the six month(s) before Termination in the course of your employment but excluding anyone employed solely in an administrative, clerical or unskilled manual role.

24.	COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

25.	GOVERNING LAW. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales. Subject to Section 18 the parties irrevocably agree to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Signed by for and on behalf of Inspired Gaming (UK) Limited	/s/ Brooks H. Pierce

Date: August 3, 2021

Signed by the Executive	/s/ Stewart Baker Date: August 3, 2021

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